Exhibit 99.1

Post Office Box 1227 Mount Airy, North Carolina 27030 Telephone: (336) 783-3900 Fax: (336) 789-3687 Email: surreybank@surreybank.com

For Immediate Release	For additional information, please contact
April 22, 2014	Ted Ashby, CEO, or Mark Towe, CFO
(336) 783-3900

Surrey Bancorp Reports First Quarter Net Income of $676,400

MOUNT AIRY, NC - Surrey Bancorp (the “Company”) (Pink Sheets: SRYB), the holding company for Surrey Bank & Trust (the “Bank”), today reported earnings for the first quarter of 2014.

For the quarter ended March 31, 2014, net income totaled $676,400 or $0.16 per fully diluted common share, compared with $651,776 or $0.16 per fully diluted common share earned during the first quarter of 2013.

The increase in net income results from a reduction in the provision for loan losses.  The provision for loan losses decreased from $42,394 in the first quarter of 2013 to a recapture of $62,362 in 2014. The recapture of reserve is partially due to a reduction in gross loans in the first quarter of 2014, while gross loans increased in the first quarter of 2013. Gross loans decreased $898,998 from December 31, 2013 to March 31, 2014. During the same period in 2013 gross loans increased $4,212,276. In addition the Bank experienced net charge off recoveries in the first quarter of 2014. Net recoveries amounted to $51,067 in 2014 compared to net charge offs of $103,457 in the first quarter of 2013, a $154,524 difference. Asset yields decreased from 4.93 percent to 4.74 percent from 2013 to 2014 partially due to the change in average earning asset mix from higher yielding loans to lower yielding deposits in other banks. Loan yields also decreased from 5.93 percent in the first quarter of 2013 to 5.75 percent in the first quarter of 2014. Loan yields fell due to the prolonged low rate environment and competition. A reduction in the cost of deposits from the first quarter of 2013 to 2014 was unable to offset the tightening asset yields. The cost of funds decreased from 0.78 percent in the first quarter of 2013 to 0.68 percent in the first quarter of 2014.

The allowance for loan loss reserves was $3,364,054 or 1.85 percent of total loans as of March 31, 2014. Non-performing assets were 1.68 percent of total assets at March 31, 2014, compared to 1.74 percent on that date in 2013. At March 31, 2014, the allowance equals 86 percent of impaired and non-performing assets, net of government guarantees.

Noninterest income decreased from $658,376 in the first quarter 2013 to $581,928 in 2014. The decrease results from a reduction in service charges on deposit accounts and a reduction in contingency bonus revenue from the Bank’s insurance subsidiary. Noninterest expenses increased slightly from $1,841,826 in the first quarter of 2013, to $1,867,387 in 2014. Salaries and employee benefits accounted for most of the change increasing from $961,121 in 2013 to $1,009,500 in 2014. This increase was due to normal salary adjustments. The increase in payroll cost was partially offset by a reduction in expenses associated with foreclosed assets which decreased from $42,335 in 2013 to a gain of $894 in 2014.

Total assets as of March 31, 2014, were $250,389,844, an increase of 3.8 percent from $241,131,017 reported as of March 31, 2013. Total deposits were $205,115,560 at quarter-end 2014, a 5.6 percent increase from the $194,175,405 reported at the end of the first quarter of 2013. Net loans increased to $179,027,735 at the end of the first quarter of 2014, compared to $177,964,603, as of March 31, 2013.

About Surrey Bancorp
Surrey Bancorp is the bank holding company for Surrey Bank & Trust (the “Bank”) and is located at 145 North Renfro Street, Mount Airy, North Carolina. The Bank operates full service branch offices at 145 North Renfro Street, 1280 West Pine Street and 2050 Rockford Street in Mount Airy. Full-service branch offices are also located at 653 South Key Street in Pilot Mountain, North Carolina, and 940 Woodland Drive in Stuart, Virginia.

Surrey Bank & Trust is engaged in the sale of insurance through its wholly owned subsidiary, SB&T Insurance, located at 199 North Renfro Street in Mount Airy. The Bank also owns Surrey Investment Services, Inc., which provides full-service brokerage and investment advice through an association with LPL Financial, and Freedom Finance, LLC, a sales finance company located at 165 North Renfro Street in Mount Airy. The Bank has opened a Loan Production Office at 1328 North Bridge Street in Elkin, North Carolina.

Surrey Bank & Trust can be found online at www.surreybank.com.

Non-GAAP Financial Measures
This report refers to the overhead efficiency ratio, which is computed by dividing non-interest expense by the sum of net interest income and non-interest income. This is a non-GAAP financial measure that we believe provides investors with important information regarding our operational efficiency. Comparison of our efficiency ratio with those of other companies may not be possible, because other companies may calculate the efficiency ratio differently. Such information is not in accordance with generally accepted accounting principles in the United States (GAAP) and should not be construed as such. Management believes such financial information is meaningful to the reader in understanding operating performance, but cautions that such information not be viewed as a substitute for GAAP. Surrey Bancorp, in referring to its net income, is referring to income under GAAP.

Forward-Looking Statements
Information in this press release contains “forward-looking statements.” These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates and the effects of competition. Additional factors that could cause actual results to differ materially are discussed in Surrey Bancorp’s recent filings with the Securities and Exchange Commission, included but not limited to its Annual Report on Form 10-K and its other periodic reports.

CONSOLIDATED FINANCIAL HIGHLIGHTS (Dollars in thousands, except per share amounts)

	March 31 2014	December 31 2013	March 31 2013
	(unaudited)		(unaudited)
Total assets	$250,390	$240,919	$241,131
Total loans	182,392	183,284	181,307
Investments	52,507	40,890	44,792
Deposits	205,116	195,801	194,175
Borrowed funds	7,750	7,750	11,494
Stockholders’ equity	34,850	34,218	32,862
Non-performing assets to total assets	1.66%	1.58%	1.65%
Loans past due more than 90 days to total loans	0.03%	0.02%	0.12%
Allowance for loan losses to total loans	1.85%	1.84%	1.85%
Book value per common share	$8.74	$8.57	$8.18

CONSOLIDATED FINANCIAL HIGHLIGHTS (Dollars in thousands, except per share amounts)

	For the Three Months Ended March 31,
	2014	2013
Interest income	$2,633	$2,645
Interest expense	347	385
Net interest income	2,286	2,260
Provision for loan losses	(62)	42
Net interest income after provision for loan losses	2,348218	2,218
Noninterest income	582	658
Noninterest expense	1,8688	1,842
Net income before taxes	1,062	1,034
Provision for income taxes	386	382
Net income	676	652
Preferred stock dividend declared	45	45
Net income available to common shareholders	$631	$607
Basic net income per share	$0.18	$0.17
Diluted net income per share	$0.16	$0.16
Return on average total assets	1.11%	1.11%
Return on average total equity	7.84%	8.01%
Yield on average interest earning assets	4.74%	4.93%
Cost of funds	0.68%	0.78%
Net yield on average interest earning assets	4.12%	4.21%
Overhead efficiency ratio	65.12%	63.12%
Net charge-offs/average loans	(0.03)%	0.06%

1 Annualized for all periods presented.